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                                                                   EXHIBIT 9.11


                                SHAREHOLDER AGREEMENT


          Shareholder Agreement (the "Agreement"), dated as of April 16, 1998, by and among (i) Mel F. Shaw, a shareholder (the "Shareholder") of Bank of Los Angeles, a California banking corporation (the "Company"), (ii) Western Bancorp, a California corporation ("Western") and (iii) Santa Monica Bank, a California banking corporation ("Santa Monica"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

          Whereas, Western, Santa Monica and the Company have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the business combination transaction contemplated therein in which the Company will merge with and into Santa Monica pursuant to the terms and conditions of the Merger Agreement (the "Merger") and Western will pay consideration to the Company's shareholders in the form of Western Common Stock;

          Whereas, the Shareholder owns the shares of Company Common Stock identified on ANNEX I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, being referred to as the "Shares"); and

          Whereas, in order to induce Western and Santa Monica to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Western and Santa Monica in connection therewith, the Shareholder, solely in such Shareholder's capacity as a shareholder of the Company, has agreed to enter into and perform this Agreement.

          Now, therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. AGREEMENT TO VOTE SHARES. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares (a) in favor of adoption and approval of the Merger Agreement and the Merger and all transactions relating thereto at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any other Acquisition Proposal at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

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          2. NO VOTING TRUSTS.  Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement.

          3. LIMITATION ON SALES. Except to a donee who agrees in writing to be bound by the provisions of Section 1 hereof, during the term of this Agreement, Shareholder agrees not to sell, assign, transfer or dispose of any of the Shares.

          4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder represents and warrants to and agrees with Western and Santa Monica as follows:

          a. CAPACITY. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

          b. BINDING AGREEMENT. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          c. NON-CONTRAVENTION. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Shareholder.

          d. OWNERSHIP OF SHARES. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex A hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

          5. DISCLOSURE; SOLICITATION. Neither Shareholder nor any corporation, partnership, trust or other entity controlled by Shareholder shall:

          a. at any time following the Effective Date, disclose confidential information regarding the Company to any third parties, except as required by law, regulation, a court order, in the defense of litigation for which the Company may be liable, or in any actions relating to this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby; and


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          b. for a period of two years following the Effective Date, solicit, directly or indirectly, on its own behalf or on behalf of any other person or entity, management personnel employed by Western or Santa Monica immediately after the Effective Time for employment with any other business;

PROVIDED, HOWEVER, that with respect to any of the matters covered in this
Section 5, to the extent that any restriction set forth in this Section 5 is adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision to the extent necessary to render such provision enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          6. SPECIFIC PERFORMANCE AND REMEDIES. Shareholder acknowledges that it will be impossible to measure in money the damage to Western or to Santa Monica if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Western and Santa Monica will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Western or Santa Monica have an adequate remedy at law. Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Western or Santa Monica's seeking or obtaining such equitable relief. In addition to all other rights or remedies which Western or Santa Monica may have against Shareholder in the event of a default in Shareholder's performance of Shareholder's obligations under this Agreement, Shareholder shall be liable to Western and Santa Monica for all litigation costs and attorneys' fees incurred by Western and Santa Monica in connection with the enforcement of any of its rights or remedies against Shareholder. In addition, after discussing the matter with Shareholder, Western and Santa Monica shall have the right to inform any third party that Western and Santa Monica reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Western and Santa Monica hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Western and Santa Monica set forth in this Agreement may give rise to claims by Western and Santa Monica against such third party.

          7. TERM OF AGREEMENT; TERMINATION. a. The term of this Agreement shall commence on the date hereof.

          b. This Agreement shall terminate upon the date, if any, of the termination of the Merger Agreement prior to the Effective Time in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, such termination shall not relieve any party from liability for any breach


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of this Agreement PRIOR to such termination.  If this Agreement is terminated pursuant to Section 8.01 of the Merger Agreement, so long as the Company honors its applicable obligations under Section 8.03 of the Merger Agreement, no party shall have any further obligations or liabilities under this Agreement.

          c. If the Merger Agreement is not terminated prior to the Effective Time, this Agreement (except for the provisions of Sections 4, 5(b), 6, 9 and 10, which shall survive the Effective Time), shall terminate upon the Effective Time. Sections 4, 5, 6, 9 and 10 shall terminate on the date two years after the Effective Time.

          8. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          9. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Western or Santa Monica:

          Western Bancorp
          1251 Westwood Blvd.
          Los Angeles, California  90024
          Telecopier:  (310) 477-8611
          Attention:  Matthew P. Wagner

          With a copy to:

          Sullivan & Cromwell
          444 South Flower Street
          Los Angeles, California  90071
          Telecopier:  (213) 683-0458
          Attention:  Stanley F. Farrar, Esq.


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     If to the Shareholder:





          10. MISCELLANEOUS.

          a. SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          b. CAPACITY. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director or officer of the Company.

          c. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          d. HEADINGS. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          e. CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

          11. ATTORNEY'S FEES. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from


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the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.


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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                        WESTERN BANCORP

                                        By: /s/ Arnold C. Hahn
                                           --------------------------------
                                          Name:
                                          Title:


                                        SANTA MONICA

                                        By: /s/ Arnold C. Hahn
                                           --------------------------------
                                          Name:
                                          Title:


                                          Mel F. Shaw
                                         --------------------------------
                                         (Print or type name)


                                          /s/ Mel F. Shaw
                                         --------------------------------
                                         (Signature)


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